EXHIBIT 21.0

SUBSIDIARIES

	Percentage	Jurisdiction or
	Ownership	State of Incorporation
Registrant

First Savings Financial Group, Inc.	N/A	Indiana

Subsidiaries

First Savings Insurance Risk Management, Inc. (1)	100%	Nevada

First Savings Bank (1)	100%	Indiana

Southern Indiana Financial Corporation (2)	100%	Indiana

First Savings Investments, Inc. (2)	100%	Nevada

Q2 Business Capital, LLC. (2)	51%	Indiana

(1)      Subsidiary of First Savings Financial Group, Inc.

(2)      Subsidiary of First Savings Bank